Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Industrial Income Trust Inc.:

We consent to the use of our report dated March 26, 2010, with respect to the consolidated balance sheet of Industrial Income Trust Inc. and subsidiary as of December 31, 2009, and the related consolidated statements of operations, equity, and cash flows for the period from May 19, 2009 (inception) through December 31, 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Denver, Colorado

December 1, 2010